Exhibit 99.1

Investcorp Credit Management BDC, Inc. Announces Financial Results for the Quarter Ended

September 30, 2024, and Quarterly Distribution

Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB) (“ICMB” or the “Company”) announced its financial results today for its fiscal quarter ended September 30, 2024.

HIGHLIGHTS

•

On November 6, 2024, the Company’s Board of Directors (the “Board”) declared a distribution of $0.12 per share for the quarter ending December 31, 2024, payable in cash on January 8, 2025, to stockholders of record as of December 20, 2024.

•

During the quarter, ICMB made investments in three new portfolio companies and three existing portfolio companies. These investments totaled $13.1 million, at cost, of which $0.5 million represents the reinstatement of previously recorded paydowns for interest received from Klein Hersh, LLC while it was on non-accrual status. The weighted average yield (at origination) of debt investments made in the quarter was 10.73%.

•	ICMB fully realized its investments in two portfolio companies during the quarter, totaling $13.4 million in proceeds. The internal rate of return on these investments was 11.75%.

•	During the quarter, the Company had net repayments of $7,500 on its existing delayed draw and revolving credit commitments to portfolio companies.

•	The weighted average yield on debt investments, at cost, for the quarter ended September 30, 2024, was 10.51%, compared to 12.33% for the quarter ended June 30, 2024.

•

Net asset value increased $0.34 per share to $5.55, compared to $5.21 as of June 30, 2024. Net assets increased by $4.9 million, or 6.50%, during the quarter ended September 30, 2024 compared to June 30, 2024.

Portfolio results, as of and for the three months ended September 30, 2024:

Total assets	$203.0mm
Investment portfolio, at fair value	$190.1mm
Net assets	$79.89mm
Weighted average yield on debt investments, at cost (1)	10.51%
Net asset value per share	$5.55
Portfolio activity in the current quarter:
Number of investments in new portfolio companies during the period	3
Number of portfolio companies invested in, end of period	45
Total capital invested in existing portfolio companies (2)	$4.2mm
Total proceeds from repayments, sales, and amortization (3)	$14.3mm
Net investment income (NII)	$2.3mm
Net investment income per share	$0.16
Net increase in net assets from operations	$6.6mm
Net increase in net assets from operations per share	$0.46
Quarterly per share distribution paid on September 30, 2024	$0.12

(1)

Represents weighted average yield on total debt investments for the three months ended September 30, 2024. Weighted average yield on total debt investments is the annualized rate of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio during the period. The weighted average yield on total debt investments reflected above does not represent actual investment returns to the Company’s stockholders.

(2)	Includes gross advances to existing revolving credit commitments to portfolio companies and PIK interest.
(3)	Includes gross repayments on existing delayed draw and revolving credit commitments to portfolio companies.

Mr. Suhail A. Shaikh said “I am pleased to announce that we delivered a strong quarter, reflecting our focus on maintaining a resilient portfolio and capitalizing on selective opportunities in a challenging market environment. Despite economic uncertainties, we are well-positioned to navigate challenges and consistently deliver value to our shareholders.”

The Company’s dividend framework provides a quarterly base dividend and may be supplemented, at the discretion of the Board, by additional dividends as determined to be available by the Company’s net investment income and performance during the quarter.

On November 6, 2024, the Board declared a distribution for the quarter ended December 31, 2024 of $0.12 per share payable on January 8, 2025 to stockholders of record as of December 20, 2024.

This distribution represents a 15.34% yield on the Company’s $3.13 share price as of market close on September 30, 2024. Distributions may include net investment income, capital gains and/or return of capital, however, the Company does not expect the dividend for the quarter ending September 30, 2024, to be comprised of a return of capital. The Company’s investment adviser monitors available taxable earnings, including net investment income and realized capital gains, to determine if a return of capital may occur for the year. The Company estimates the source of its distributions as required by Section 19(a) of the Investment Company Act of 1940 to determine whether payment of dividends are expected to be paid from any other source other than net investment income accrued for the current period or certain cumulative periods, but the Company will not be able to determine whether any specific distribution will be treated as taxable earnings or as a return of capital until after at the end of the taxable year.

Portfolio and Investment Activities

During the quarter, the Company made investments in three new portfolio companies and three existing portfolio companies. The aggregate capital invested during the quarter totaled $13.1 million, at cost, of which $0.5 million represents the reinstatement of previously recorded paydowns for interest received from Klein Hersh, LLC while it was on non-accrual status. The debt investments were made at a weighted average yield of 10.73%.

The Company received proceeds of $14.2 million from repayments, sales and amortization during the quarter, primarily related to the realization of Retail Services WIS Corporation and South Coast Terminals, LLC.

During the quarter, the Company had net repayments of $7,500 on its existing delayed draw and revolving credit commitments to portfolio companies.

The Company’s net realized, and unrealized gains and losses accounted for an increase in the Company’s net investments of approximately $4.3 million, or $0.30 per share. The total net increase in net assets resulting from operations for the quarter was $6.6 million, or $0.46 per share.

As of September 30, 2024, the Company’s investment portfolio consisted of investments in 45 portfolio companies, of which 82.47% were first lien investments and 17.53% were equity, warrants, and other investments. The Company’s debt portfolio consisted of 79.9% floating rate investments and 2.6% fixed rate investments.

Capital Resources

As of September 30, 2024, the Company had $10.1 million in cash, of which $8.3 million was restricted cash, and $52.5 million of unused and available capacity under its revolving credit facility with Capital One, N.A.

Subsequent Events

From October 1, 2024 through November 12, 2024, the Company had advances of $0.5 million on its existing delayed draw credit commitments to portfolio companies. As of November 12, 2024 the Company had investments in 45 portfolio companies.

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Assets and Liabilities

	September 30, 2024 (Unaudited)	June 30, 2024
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $186,534,026 and $189,319,802, respectively)	$186,721,026	$181,948,376
Non-controlled, affiliated investments, at fair value (amortized cost of $15,170,452 and $15,149,238, respectively)	3,421,133	2,621,154

Total investments, at fair value (amortized cost of $201,704,478 and $204,469,040, respectively)	190,142,159	184,569,530
Cash	1,748,802	158,768
Cash, restricted	8,341,711	4,950,036
Principal receivable	109,826	50,609
Interest receivable	1,564,642	1,301,516
Payment-in-kind interest receivable	83,768	66,625
Long-term receivable	644,831	631,667
Escrow receivable	99,198	97,173
Prepaid expenses and other assets	282,217	411,821

Total Assets	$203,017,154	$192,237,745

Liabilities
Notes payable:
Revolving credit facility	$47,500,000	$43,000,000
2026 Notes payable	65,000,000	65,000,000
Deferred debt issuance costs	(1,502,278)	(1,654,870)
Unamortized discount	(106,665)	(124,443)

Notes payable, net	110,891,057	106,220,687
Payable for investments purchased	5,188,030	7,425,000
Dividend payable	1,728,450	—
Income-based incentive fees payable	630,415	128,876
Base management fees payable	770,841	816,777
Interest payable	2,649,596	1,950,925
Accrued expenses and other liabilities	1,270,377	685,271

Total Liabilities	123,128,766	117,227,536

Commitments and Contingencies (see Note 6)

Net Assets
Common stock, par value $0.001 per share (100,000,000 shares authorized and 14,403,752 and 14,403,752 shares issued and outstanding, respectively)	14,404	14,404
Additional paid-in capital	203,103,263	203,103,263
Distributable earnings (loss)	(123,229,279)	(128,107,458)

Total Net Assets	79,888,388	75,010,209

Total Liabilities and Net Assets	$203,017,154	$192,237,745

Net Asset Value Per Share	$5.55	$5.21

Investcorp Credit Management BDC, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	For the three months ended September 30,
	2024	2023
Investment Income:
Interest income
Non-controlled, non-affiliated investments	$4,674,329	$5,465,288
Non-controlled, affiliated investments	—	—

Total interest income	4,674,329	5,465,288
Payment in-kind interest income
Non-controlled, non-affiliated investments	1,859,938	81,381
Non-controlled, affiliated investments	20,769	18,800

Total payment-in-kind interest income	1,880,707	100,181
Payment in-kind dividend income
Non-controlled, non-affiliated investments	212,979	188,251
Non-controlled, affiliated investments	—	—

Total payment-in-kind dividend income	212,979	188,251
Other fee income
Non-controlled, non-affiliated investments	78,760	143,986
Non-controlled, affiliated investments	—	—

Total other fee income	78,760	143,986

Total investment income	6,846,775	5,897,706
Expenses:
Interest expense	1,857,409	2,215,183
Base management fees	840,459	978,919
Income-based incentive fees	501,540	—
Provision for tax expense	221,655	100,747
Professional fees	394,639	227,407
Allocation of administrative costs from Adviser	185,906	263,375
Amortization of deferred debt issuance costs	152,591	173,333
Amortization of original issue discount - 2026 Notes	17,778	17,777
Insurance expense	127,768	112,984
Directors’ fees	94,529	73,375
Custodian and administrator fees	72,123	69,292
Other expenses	124,013	124,277

Total expenses	4,590,410	4,356,669
Waiver of base management fees	(69,578)	(86,630)
Waiver of income-based incentive fees	—	—

Net expenses	4,520,832	4,270,039

Net investment income	2,325,943	1,627,667
Net realized and unrealized gain/(loss) on investments:
Net realized gain (loss) from investments
Non-controlled, non-affiliated investments	(4,056,505)	—
Non-controlled, affiliated investments	—	—

Net realized gain (loss) from investments	(4,056,505)	—
Net change in unrealized appreciation (depreciation) in value of investments
Non-controlled, non-affiliated investments	7,558,426	(2,167,498)
Non-controlled, affiliated investments	778,765	(1,144,531)

Net change in unrealized appreciation (depreciation) on investments	8,337,191	(3,312,029)

Total realized gain (loss) and change in unrealized appreciation (depreciation) on investments	4,280,686	(3,312,029)

Net increase (decrease) in net assets resulting from operations	$6,606,629	$(1,684,362)

Basic and diluted:
Net investment income per share	$0.16	$0.11
Earnings (Loss) per share	$0.46	$(0.12)
Weighted average shares of common stock outstanding	14,403,752	14,392,714
Distributions paid per common share	$0.12	$0.15

About Investcorp Credit Management BDC, Inc.

The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation, and amortization of at least $15 million. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about Investcorp Credit Management BDC, Inc., please visit www.icmbdc.com.

Forward-Looking Statements

Statements included in this press release and made on the earnings call for the quarter ended September 30, 2024, may contain “forward-looking statements,” which relate to future performance, operating results, events and/or financial condition. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Any forward-looking statements, including statements other than statements of historical facts, included in this press release or made on the earnings call are based upon current expectations, are inherently uncertain, and involve a number of assumptions and substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any such statements are likely to be affected by other unknowable future events and conditions, which the Company may or may not have considered, including, without limitation, changes in base interest rates and the effects of significant market volatility on our business, our portfolio companies, our industry and the global economy. Accordingly, such statements cannot be guarantees or assurances of any aspect of future performance or events. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors and risks. More information on these risks and other potential factors that could affect actual events and the Company’s performance and financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the earnings call, is or will be included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investcorp Credit Management BDC, Inc.

Investor Relations

Email: icmbinvestorrelations@investcorp.com

Phone:(646) 690-5047